EXHIBIT 10.30





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                                 August 10, 2000


Mr.  Gregory  C.  Kowert
2008  Hunters  Field  Road
Kirkwood,  Missouri  63122

Dear  Greg:

It is my pleasure to formally offer you the position as Allied's Vice President Finance, Secretary and Chief Financial Officer. All of us have been impressed with your qualifications and experience and feel you will make a great addition to our team.

We would like to offer you the starting salary at the rate of $150,000 per annum, payable ratably at the normal payroll intervals of Allied.

In addition, you will receive an initial stock option grant of 30,000 shares under the Allied Healthcare Products, Inc. 1994 Stock Option Plan, subject to the vesting requirements stated below. The options will be granted pursuant to Allied's standard form Non-Qualified Stock Option Agreement, which will provide that 25% of your options will be exercisable after one year of continuous employment with the Company, 50% after two years of continuous employment with the Company, 75% after three years of continuous employment with the Company and 100% after four years of continuous employment with the Company. In addition, your options will entirely vest upon the occurrence of a Change of Control (i.e., the sale in one transaction of a majority of the common stock of the Company). These terms will require Board ratification at the next Board meeting on August 23, 2000. The option exercise price will be the closing stock price as of that day.

You will be eligible for three weeks vacation. We have an excellent benefit package and Char Strahinic will cover that with you. The company will also pay for your involvement with the Financial Executive Institute, and A.I.C.P.A., plus necessary continued education to maintain your CPA provided that the sum of all these expenses does not exceed $1,000 per annum.

In the event that your employment is terminated within one year of and as the result of a Change of Control of the Company, you will be entitled to severance pay equal to one year of your salary.

This offer is contingent upon successful completion of a drug screen and pre-employment physical. Human Resources will contact you to schedule an appointment. Upon acceptance of this offer and successful completion of the required screening we anticipate you to begin full time employment on or before September 1, 2000.


I would like to welcome you to Allied Healthcare Products, Inc. and wish you much success. If you need any assistance, please feel free to contact me at
(314) 26-1675. Please indicate your acceptance of the terms in this letter by signing one copy and returning it to me.

Sincerely,

/s/  Earl  R.  Refsland
------------------------------
Earl  R.  Refsland
President  and  CEO



I  ACCEPT  THE  TERMS  OF  EMPLOYMENT
SET  FORTH  IN  THIS  LETTER.


/S/ GREGORY  C.  KOWERT
------------------------------
GREGORY  C.  KOWERT


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